Exhibit 10.8

SECOND AMENDMENT TO
INVESTMENT TECHNOLOGY GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN

The Investment Technology Group, Inc. Employee Stock Purchase Plan (the “Plan”) is amended as set forth below effective March 26, 2007:

1.      The definition of “Fair Market Value” as set forth in Section 2(i) of the Plan is hereby amended to read, in its entirety, as follows:

“‘Fair Market Value” unless otherwise required by an applicable provision of the Code, as of any date, means the closing sales price of the Common Stock as reported on the New York Stock Exchange on the date as of which the valuation is made.”

Adopted by the Board:	March 26, 2007